Exhibit 10.1

[On Radian Group Inc. Letterhead]

December 5, 2014

J. Franklin Hall

8 Annwood Lane

Cincinnati, Ohio 45206

Dear Frank:

On behalf of S.A. Ibrahim, CEO of Radian Group Inc. (the “Company”), we are pleased to extend this conditional offer of employment to you as Executive Vice President, Chief Financial Officer, of the Company. Upon acceptance of this offer and subject to the terms described below, your start date is tentatively scheduled for January 1, 2015.

The specifics of the offer are as follows:

•	Your annual salary for this position will be $400,000 per year ($15,384.61 biweekly), less applicable tax and other authorized deductions. Your salary is subject to adjustment for years after 2015 as determined by the Compensation and HR Committee of our Board of Directors.

•	You are entitled to participate in our incentive based compensation programs, including our short-term incentive (STI)/medium-term incentive (MTI) program and our long-term incentive (LTI) program.

•	You will be entitled to participate in our STI/MTI plan (and any successor plans) beginning with the 2015 STI performance period (covering January 1, 2015 through December 31, 2015) and 2015/2016 MTI performance period (covering January 1, 2015 through December 31, 2016), in accordance with the terms of our STI/MTI plan.

•	Your target STI/MTI award for the 2015 STI performance period will be 100% of your base salary. This target is reviewed annually and is subject to change for future performance periods.

•	You will be eligible to participate in our LTI program beginning in 2015. Your target LTI award will be $500,000 for the 2015 performance year grant. This target is reviewed annually and is subject to change for future periods. The timing of LTI grants, the types of awards, the performance metrics, and the vesting and payment terms of these awards are determined by the Compensation and HR Committee of the Company’s Board of Directors. LTI grants may be subject to compliance with confidentiality, non-competition, non-solicitation and other covenants with respect to your employment.

•	All regular, full-time employees will receive a total of nine paid holidays for 2015. The Company currently offers a Paid Time Off (PTO) bank of days for vacation, personal and sick time. You will be eligible for 30 PTO days per year, consistent with the PTO policy.

•	The Company will provide you with an executive severance agreement, pursuant to which you will be eligible to receive severance benefits for termination by the Company other than for

•	“cause,” including termination for “good reason.” Please see the form of executive severance agreement attached as Appendix A.

•	As a material condition of this offer of employment with the Company, you are required to sign and comply with the terms of the Restrictive Covenants Agreement attached as Appendix B.

•	This position will be based at our headquarters in Philadelphia, PA. In order to assist with your relocation to the Philadelphia area, the Company agrees to reimburse you for the expenses outlined below:

•	Up to six months (180 days) of temporary housing in the Philadelphia area, through a Radian preferred provider;

•	Two house-hunting trips for you and your spouse to Philadelphia to identify housing alternatives, not to exceed a total of 8 days, including reasonable travel, lodging, rental car, meals, and a rental assistance fee if required;

•	The packing and unpacking of your household items, and the transportation of your household items to Philadelphia, subject to guidelines of maximum weight of 20,000 lbs and a maximum storage period of six months for household items;

•	Storage of household goods for up to six months before the closing of your purchase of a principal residence in the Philadelphia area, which shall be paid in monthly installments;

•	The brokerage fee (up to 6%), and customary real estate closing costs approved in advance by the Company, for selling your primary residence in Ohio in connection with this relocation, using a Radian preferred provider, which shall be paid to you upon the closing of the sale of your primary residence in Ohio;

•	Customary real estate closing costs on the purchase of your primary residence in the Philadelphia area (excluding “points” or “pre-paid” on a mortgage), which shall be paid to you upon the closing of the purchase of your primary residence in the Philadelphia area;

•	Airfare for up to six return trips home to Ohio (every other weekend before the move date); and

•	Miscellaneous expense allowance to reimburse miscellaneous relocation expenses not covered above, up to a maximum of $10,000.

All such expenses must be reasonable, and reimbursement is subject to your timely submission of proper documentation. All of the foregoing payments and reimbursements are subject to applicable tax withholding. Radian utilizes the services of Employee Transfer Corporation for assisting employees with their relocations. Radian’s HR Department will assist you in connecting with them to initiate your relocation.

The Company’s decision to provide you with the relocation package discussed above is based on our expectation that you will provide meaningful service to the Company. The Company shall have no obligation to pay to you or reimburse you for any of the amounts specified above if you voluntarily terminate employment with the Company or are terminated for Cause prior to the time payment is due. Further, if you voluntarily elect to terminate your employment with the Company, or you are terminated by the Company for Cause, in each case within 24 months of your hire date, you agree to reimburse the Company for all relocation expenses reimbursed to you or paid directly to another party on your behalf.

For purposes of the immediately preceding paragraph, “Cause” shall mean misappropriation of funds, material violation of the Company’s Code of Conduct and Ethics or employment policies, a breach of any written confidentiality, non-solicitation or non-competition covenant with the Company or an affiliate, conviction of a crime involving moral turpitude, or gross misconduct in the performance of duties, which gross misconduct has a material adverse effect on the business, operations, assets, properties or financial condition of the Company or its affiliates, in each case considered individually and not collectively.

You will be eligible to participate in the Company’s flexible benefit program, including our medical, dental and vision programs, life insurance and accidental death and dismemberment insurance, on your first day of employment with the Company. On the first day of employment you also may begin participating in the Company’s 401(k) Savings Investment Plan (SIP). The Company has the right, from time to time and in its sole discretion, to modify, amend or terminate its employee benefit plans at any time. On the first of the month following 90 days of employment, you will be eligible to participate in our other benefit programs such as our short and long-term disability programs.

The Company will pay the reasonable attorneys fees of your counsel to review this offer letter and the documents attached hereto.

Because the Company is committed to providing a safe, healthy, and productive work environment for all employees, as well as maintaining the trust and confidence of our customers, this offer of employment is contingent upon your passing a pre-employment background investigation.

The Immigration Reform and Control Act of 1986 requires employers to verify the identity and the authorization of all employees to work in the United States. A list of all documents accepted by the Immigration and Naturalization Service is attached. Should you accept this offer, you must bring either one original document from List A or one document from both List B and List C on your first day of employment. These documents will be copied for your file and the originals returned to you. Please be aware that we are required by law to collect documentation within three days of employment. Failure to provide documentation within three days will result in termination.

As a condition of employment, you agree to comply with the Company’s Code of Conduct and Ethics, which is available on-line at www.radian.biz/page?name=CodeOfConductAndEthics and you agree that all incentive compensation to be provided to you is subject to any applicable clawback policies that may be adopted by our Board of Directors.

This offer letter shall be interpreted to comply with section 409A of the Internal Revenue Code or an exemption. Notwithstanding anything in the offer letter to the contrary, payments made pursuant to the offer letter may only be made in a manner and upon an event permitted by section 409A, and all payments to be paid to you upon a termination of employment may only be made upon a “separation from service” as defined under section 409A. If section 409A applies to payments under this offer letter, this offer letter shall be administered in accordance with section 409A, including the six-month delay for “specified employees,” if applicable. Each payment under this offer letter shall be treated as a separate payment for purposes of section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment. You shall be solely responsible for any taxes under this offer letter and in no event shall the Company have any liability with respect to any tax, interest or other penalty imposed under section 409A.

Your employment with the Company is at will. This means that you and the Company both have the right to terminate the employment relationship with or without cause, at any time, with or without notice. Nothing in this letter or any other employment materials you may receive is intended, nor should any of it be construed or implied to create an employment contract between you and the Company. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by the CEO of the Company.

Two copies of this letter are enclosed. Please keep one for your files and sign, date and return the other copy in the enclosed envelope by December 10, 2014. We are pleased with your decision to join the Company, and we believe this opportunity will result in a mutually beneficial and rewarding relationship. If you have any questions regarding any aspect of your employment or this offer letter, please contact me at 215-231-1437.

Sincerely,

/s/ Anita Scott

Anita Scott
SVP, Chief Human Resources Officer

Offer Letter dated December 5, 2014 – Acknowledged and Received:

By:

/s/ J. Franklin Hall

J. Franklin Hall	Date 12/10/2014

Appendix A

AGREEMENT

THIS AGREEMENT made and entered into this first day of January, 2015 (“Effective Date”) by and between Radian Group Inc., a corporation organized and existing under the laws of the state of Delaware (the “Company”), and J. Franklin Hall (the “Executive”).

WHEREAS, the Executive will become an employee of the Company on or around January 1, 2015, and is entering into this Agreement in connection with such employment.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that an agreement providing severance benefits in the event of certain terminations of employment is important for recruiting, motivating and retaining executives in the competitive and consolidating industries in which the Company participates.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1. Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on December 31, 2015 or, if earlier, the Executive’s Termination Date (as defined below). On December 31, 2015, and each December 31st thereafter, the Term shall be extended for one (1) additional year unless the Company gives the Executive at least forty-five (45) days prior written notice that the Term will not be extended, or the Executive shall have incurred a Termination of Employment (as defined below) before such date. A notice by the Company not to extend the Term shall not, in and of itself, be considered a Termination of Employment or a Good Reason event (as defined below) for purposes of this Agreement.

2. Definitions. When used in this Agreement, the following terms shall have the specific meanings shown in this Section unless the context of any provision of this Agreement clearly requires otherwise:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Cause” shall mean (i) misappropriation of funds with respect to the Company or its Affiliates, (ii) a material violation of the Code of Conduct of Ethics or employment policies of the Company or an Affiliate, as in effect from time to time; (iii) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with the Company or an Affiliate, (iv) conviction of a crime involving moral turpitude, or (v) gross misconduct in the performance of duties, which gross misconduct has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its Affiliates taken as a whole or, where the Executive’s professional efforts are principally on behalf of a single Affiliate of the Company, a material adverse effect on the business, operations, assets, properties or financial condition of such Affiliate.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Disability” shall mean a long-term disability under the applicable long-term disability plan of the Company.

(e) “Good Reason” shall mean one or more of the following events:

(A) any material diminution by the Company of the authority, duties or responsibilities of the Executive;

(B) any material reduction in the Executive’s base salary, which, for purposes of this Agreement, means a reduction in base salary of ten (10) percent or more that does not apply generally to all similarly situated officers of the Company;

(C) any material change in the geographic location at which the Executive must perform his duties to the Company, which, for purposes of this Agreement, means the permanent relocation of the Executive’s principal place of employment to any office or location which is located more than one hundred (100) miles from the location where the Executive is based immediately prior to the change in location; or

(D) any action or inaction that constitutes a material breach by the Company of this Agreement, including without limitation, any failure of the Company to obtain an agreement from any successor of the Company to perform this Agreement in accordance with Section 13 hereof.

The Executive must provide a written Notice of Termination (as defined below) with respect to a termination for Good Reason to the Company within ninety (90) days after the event constituting Good Reason has occurred. The Company shall have a period of thirty (30) days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the Executive’s Notice of Termination. If the Company does not correct the act, or the failure to act, the Executive must terminate employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Notwithstanding the foregoing, in no event will the Executive have Good Reason for termination if an event described in (A) occurs in connective with the Executive’s inability to perform his or her duties on account of illness or short-term or long-term disability.

(f) “Person” shall mean any individual, firm, corporation, partnership or other entity.

(g) “Qualifying Termination” shall mean a Termination of Employment that is either:

(i) initiated by the Company for any reason other than the Executive’s Disability, or for Cause; or

(ii) initiated by the Executive for Good Reason.

(h) “Release” shall mean a release of claims as described in Section 4(b)(vi).

(i) “Termination Date” shall mean the date on which the Executive’s employment with the Company terminates.

(j) “Termination of Employment” shall mean the termination of the Executive’s employment relationship with the Company.

3. Notice of Termination. Any Qualifying Termination shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) briefly summarizes the facts and circumstances deemed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Termination Date. Any Notice of Termination by the Executive with respect to a Good Reason termination must specify a Termination Date that is consistent with the notice and cure provisions of Section 2(e). Any other Notice of Termination by the Executive shall specify a Termination Date not less than thirty (30) days after the date of the Notice of Termination, unless the Company agrees to an earlier Termination Date.

4. Benefits Upon a Qualifying Termination.

(a) If the Executive fails to execute, or revokes, a written Release, upon a Qualifying Termination, the Executive shall receive only any accrued but unpaid salary through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company. No other payments or benefits shall be due under this Agreement to the Executive.

(b) In the event of the Executive’s Qualifying Termination, if the Executive executes and does not revoke a Release, the Executive shall be entitled to receive the following severance benefits:

(i) If the Executive’s Qualifying Termination occurs on or before December 31, 2015, the Company shall pay to the Executive the following:

(A) An amount in cash equal to one and one-half (1 1⁄2) times the Executive’s annual base salary as in effect at the Termination Date. This severance amount will be paid in equal installments in accordance with the Company’s normal payroll practices over the eighteen (18) month period following the Termination Date. The first payment will be made on the thirtieth (30th) day following the Termination Date, and the first payment will include the installments for the first thirty (30) days after the Termination Date. The period during which severance payments are made under this subsection (b)(i)(A) or subsection (b)(ii)(A) below, as applicable, is referred to as the “Severance Period.”

(B) An amount in cash equal to one and one-half (1 1⁄2) times the Executive’s Target Incentive Award under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, or any successor plan (“STI/MTI Program”) for the year in which the Termination Date occurs. The payment shall be made in a lump sum payment on the thirtieth (30th) day following the Termination Date.

(ii) If the Term is extended as described in Section 1 and the Executive’s Qualifying Termination occurs on or after January 1, 2016, the Company shall pay to the Executive the following:

(A) An amount in cash equal to one (1) times the Executive’s annual base salary as in effect at the Termination Date. This severance amount will be paid in equal installments in accordance with the Company’s normal payroll practices over the twelve (12) month period following the Termination Date. The first payment will be made on the thirtieth (30th) day following the Termination Date, and the first payment will include the installments for the first thirty (30) days after the Termination Date.

(B) An amount in cash equal to one (1) times the Executive’s Target Incentive Award under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, or any successor plan (“STI/MTI Program”) for the year in which the Termination Date occurs. The payment shall be made in a lump sum payment on the thirtieth (30th) day following the Termination Date.

(iii) The Company shall pay to the Executive a prorated Target Incentive Award under the STI/MTI Program for the year in which the Termination Date occurs. The prorated bonus will be an amount in cash equal to the Executive’s Target Incentive Award under the STI/MTI Program for the year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the year of termination and the denominator of which is three hundred and sixty five (365). The payment shall be made in a lump sum payment on the thirtieth (30th) day following the Termination Date. The payment under this Section 4(b)(iii) shall not affect the Executive’s right to any STI Bonus or MTI Bonus amounts that may be payable under the STI/MTI Program in accordance with the terms of the STI/MTI Program.

(iv) For the period beginning on the Termination Date and ending on the earlier of (A) the date on which the Executive first becomes covered by any other “group health plan,” as described in section 4980B(g)(2) of the Code, or (B) the last day of the applicable Severance Period (the “Coverage Period”), the Executive may elect continued health coverage under the Company’s health plan in which the Executive (and the Executive’s spouse and eligible dependents) participated at the Termination Date, as in effect from time to time, provided that the Executive shall be responsible for paying the full monthly cost of such coverage. The monthly cost of such coverage shall be the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time. During the Coverage Period, the Company shall reimburse the Executive for the COBRA Premium that the Executive pays for continued health coverage under the Company’s health plan, less the premium charge that is paid by the Company’s active employees for such coverage as in effect on the Termination Date. Such amounts shall be payable monthly over the Coverage Period and shall commence on the thirtieth (30th) day after the Executive’s Termination Date. The Company shall reimburse the Executive for COBRA Premiums pursuant to this Section 4(b)(iv) only for the portion of the Coverage Period during which the Executive continues coverage under the Company’s health plan. The Executive agrees to promptly notify the Company of the Executive’s coverage under an alternate health arrangement upon becoming covered by such alternative arrangement. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.

(v) The Executive shall be eligible for executive outplacement services, for up to twelve (12) months after the Termination Date, not to exceed a maximum of twenty thousand dollars ($20,000) in cost. The Company will pay the cost of these services directly to the outplacement provider.

(vi) Notwithstanding the foregoing, all payments and benefits described in this Section 4(b) shall be conditioned on the Executive’s executing and not revoking a written release, substantially in the form attached as Exhibit A (the “Release”), of any and all claims against the Company and all related parties (other than claims based upon any entitlements under the terms of this Agreement or accrued benefits under any plans or programs of the Company under which the Executive has accrued and is due a benefit).

(c) Upon any Termination of Employment, the Company shall pay any accrued but unpaid salary through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company.

5. Enforcement. If the Company fails to perform under this Agreement, the Company shall pay the Executive on demand the amount necessary to reimburse the Executive in full for all expenses (including attorney’s fees and legal expenses) incurred by the Executive in enforcing the obligations of the Company under this Agreement, but only with respect to claims as to which the Executive prevails in material respects.

6. No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. Except as provided in Section 4(b)(iv), the amount of any payment or benefit provided for herein shall not be reduced by any compensation earned by other employment or otherwise.

7. Non-Exclusivity of Rights; Other Severance Plans. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which the Executive may qualify; provided, however, that with respect to a Qualifying Termination, the Executive hereby waives the Executive’s right to receive any payments under any severance pay plan or program applicable to other employees of the Company or its Affiliates, and agrees to accept the payments provided in Section 4 hereof, in lieu of any other severance pay plan or program.

8. No Set-Off. Except as provided in Section 9(h) below, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

9. Restrictive Covenants.

(a) The Executive acknowledges and agrees that, during the Executive’s employment with the Company and its Affiliates, and for the twelve (12) month period following the Executive’s Termination of Employment for any reason (the “Restricted Period”), the Executive will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves or is related to providing mortgage insurance, financial guaranty insurance, or mortgage outsourcing services (including loan review and/or due diligence, surveillance, REO/Short Sale services, and REO component services) within the United States, and with respect to mortgage outsourcing services, within the United States and Europe. The Executive further agrees that, given the nature of the Company’s business, a nationwide geographic scope is appropriate and reasonable.

(b) For purposes of this Agreement, the Executive acknowledges and agrees that the terms “Confidential Information” and “Trade Secrets” shall mean information that the Company or any of its Affiliates owns or possesses, that the Company or its Affiliates has developed at significant expense and effort, that they use or that is potentially useful in the business of the Company or its Affiliates, that the Company or its Affiliates treat as proprietary, private, or confidential, and that is not generally known to the public. The Executive further acknowledges that the Executive’s relationship with the Company is one of confidence and trust such that the Executive is, and may in the future be, privy to Confidential Information and Trade Secrets of the Company or any of its Affiliates.

(c) The Executive covenants and agrees that during the term of the Executive’s employment by the Company and its Affiliates, and at all times thereafter, the Executive will hold in strictest confidence and will not disclose, use, or publish any Confidential Information and Trade Secrets, except as and only to the extent such disclosure, use, or publication is required during the Executive’s employment with the Company or its Affiliates for the Executive to fulfill the Executive’s job duties and responsibilities to the Company and its Affiliates. At all times during the Executive’s employment and after the Executive’s termination of employment, the Executive agrees that the Executive shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information and Trade Secrets. Notwithstanding the foregoing, the foregoing provisions of this Section 9(c) shall not apply (i) when disclosure is required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, (ii) when disclosure is required with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (iii) as to Confidential Information or Trade Secrets that become generally known to the public other than due to the Executive’s violation of Section 9(b) or Section 9(c). If the Executive is required to provide or disclose information in accordance with subsection (i) or (ii) of this Section 9(c), Executive shall, within three (3) days of receiving notice of such requirement, notify the Company of such requirement and the terms of and circumstances surrounding such requirement. Furthermore, the Executive shall cooperate with the Company in any attempts it may make in seeking a protective order or injunction with respect to the Confidential Information and/or Trade Secrets that are subject to the required disclosure. The Executive hereby assigns to the Company any rights the Executive may have or acquire in Confidential Information and Trade Secrets, whether developed by the Executive or others, and the Executive acknowledges and agrees that all Confidential Information and Trade Secrets shall be the sole property of the Company and its assigns.

(d) The Executive covenants and agrees that during the term of the Executive’s employment by the Company and its Affiliates and during the Restricted Period, the Executive shall not, directly or indirectly through others, (i) hire or attempt to hire any employee of the Company or any of its Affiliates, (ii) solicit or attempt to solicit any employee of the Company or its Affiliates to become an employee, consultant or independent contractor to, for or of any other person or business entity, or (iii) solicit or attempt to solicit any employee, or any consultant or independent contractor of the Company or any of its Affiliates to change or terminate his or her relationship with the Company or any of its Affiliates, unless in each case more than six (6) months shall have elapsed between the last day of such person’s employment or service with the Company or any of its Affiliates and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant, or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this Agreement; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Executive, or by a headhunter employed by such entity, which does not involve the Executive, shall not be a violation of this Section 9(d).

(e) The Executive covenants and agrees that during the term of the Executive’s employment by the Company or its Affiliates and during the Restricted Period, the Executive shall not, either directly or indirectly through others:

(i) solicit, divert, appropriate, or do business with, or attempt to solicit, divert, appropriate or do business with, any customer for whom the Company or any of its Affiliates provided goods or services within twelve (12) months prior to the Executive’s Termination Date or any actively sought prospective customer of the Company or any of its Affiliates for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company or any of its Affiliates during the Executive’s employment with the Company or any of its Affiliates, or

(ii) encourage any customer for whom the Company or any of its Affiliates provided goods or services within twelve (12) months prior to the Executive’s Termination Date to reduce the level or amount of business such customer conducts with the Company or any of its Affiliates.

(f) The Executive covenants and agrees that during Executive’s employment by the Company or its Affiliates and at all times thereafter, Executive will not willfully or knowingly, in any way, disparage the Company or any of its Affiliates, its principals, shareholders, officers, directors, employees or agents in any way relating to the Company or any of its Affiliates, including, but not limited to, its name, business reputation or business practices. The Company agrees that it will not, and will direct its senior executives and directors not to, willfully or knowingly disparage Executive in any way. Notwithstanding the foregoing, nothing in this Section 9(f) shall prevent any person from (a) responding publicly by a truthful statement to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement, or (b) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (ii) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(g) The Executive acknowledges and agrees that the business of the Company and its Affiliates is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate business interests of the Company and its Affiliates.

(h) Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with Confidential Information and Trade Secrets, the parties to this Agreement acknowledge and agree that any breach by the Executive of any of the covenants or agreements contained in Section 9 will result in irreparable injury to the Company or any of its Affiliates, as the case may be, for which money damages could not adequately compensate such entity. Therefore, the Company or any of its Affiliates shall have the right (in addition to any other rights and remedies which it may have at law or in equity) to seek to enforce Section 9 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company or any of its Affiliates may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 9. The Executive agrees that in any action in which the Company or any of its Affiliates seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 9 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally agrees that any action arising out of, or relating to, any of the provisions of this Agreement shall be brought and prosecuted only in federal or state courts located in the Commonwealth of Pennsylvania, and the parties consent to the exclusive jurisdiction and venue of such courts. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(i) If any portion of the covenants or agreements contained in this Section 9, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 9 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 9 shall survive the termination of this Agreement.

10. Taxes. All payments under this Agreement shall be subject to applicable tax withholding.

11. Reduction of Payment Amount.

(a) Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made. The Payments shall be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Employee would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this subsection (a). The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b) All determinations to be made under this Section 11 shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a change in control, which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the change in control. Any such determination by such firm shall be binding upon the Company and the Executive. All of the fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section shall be borne solely by the Company.

12. Death. In the event the Executive dies after a Qualifying Termination occurs, (a) any payments due to the Executive under this Agreement and not paid prior to the Executive’s death shall be made to the personal representative of the Executive’s estate and (b) the Executive’s spouse and dependents then covered under the health plan described in Section 4(b)(iv) shall be eligible for continued coverage in accordance with Section 4(b)(iv).

13. Successors. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder shall not be assignable in whole or in part by the Executive or the Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any successor or successors to its business or assets, jointly and severally.

14. Notice. All notices and other communications required or permitted hereunder or necessary or convenient herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, or by electronic delivery, delivery receipt requested, as follows:

If to the Company, to:

Anita Scott

1601 Market Street

Philadelphia, PA 19103

If to the Executive, to:

J. Franklin Hall

8 Annwood Lane

Cincinnati, OH 45206

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 14. Any such notice shall be deemed delivered and effective when received in the case of personal or electronic delivery; five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail; or on the next business day in the case of an overnight express courier service.

15. Amendment. This Agreement cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and the Company.

16. No Employment Rights. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company.

17. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

18. Survival. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

19. Remedies Cumulative; No Waiver. No right conferred upon the Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, except as provided in Section 2(e) with respect to Good Reason.

20. Entire Agreement. This Agreement is the entire agreement between the Executive and the Company and its Affiliates regarding the subject matter hereof. By entering into this Agreement, the parties agree that any and all prior agreements or understandings with respect to the subject matter hereof are superseded (other than the offer letter dated December 5, 2014).

21. Indemnification. As to any matter occurring or arising during the Executive’s employment with the Company or its Affiliates, the Company hereby covenants and agrees to indemnify the Executive and hold him harmless fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, reasonable expenses (including reasonable attorney’s fees), losses and damages resulting from his good faith performance of his duties and obligations as an employee, officer or director of the Company or any of its Affiliates to the extent provided by the bylaws of the Company and its Affiliates; provided, however, that this indemnity shall not apply with respect to any breach by the Executive of the terms of this Agreement.

22. Section 409A.

(a) The Agreement is intended to comply with the requirements of section 409A of the Code or an exemption from section 409A, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a section 409A “separation from service.” For purposes of section 409A of the Code, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly designate the calendar year of payment. In no event shall the timing of the Participant’s execution of the Release, directly or indirectly, result in the Participant designating the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

(b) Notwithstanding anything in the Agreement to the contrary, if required by section 409A of the Code, any amount that is considered “deferred compensation” under this Agreement and that is required to be postponed for a period of six months after separation from service pursuant to section 409A shall be postponed as required by section 409A. The accumulated postponed amount, shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of his death.

23. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

24. Governing Law. The validity, construction, interpretation, and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the applicable laws of the state of Delaware, excluding any conflicts or choice of law rule or principle. This Agreement shall be subject to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time. In addition, the Agreement shall be subject to any required approvals by any governmental or regulatory agencies. Without limiting the foregoing, notwithstanding anything in the Agreement to the contrary, the Agreement shall be subject to all applicable laws, including any laws, regulations, restrictions or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Board reserves the right to modify this Agreement as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time. As a condition of the Agreement, the Executive agrees to any such modifications that may be imposed by the Board, and the Executive agrees to sign such waivers or acknowledgments as the Board may deem necessary or appropriate with respect to such modifications.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RADIAN GROUP INC.

By:	/s/ Anita Scott	Date:	12/10/2014

Print Name:	Anita Scott

EXECUTIVE

By:	/s/ J. Franklin Hall	Date:	12/9/2014

Print Name:	J. Franklin Hall

EXHIBIT A

FORM OF RELEASE

1. In further consideration of compensation and benefits provided to J. Franklin Hall (“Executive”) pursuant to the Agreement between Executive and Radian Group Inc. (the “Company”) entered into as of the first day of January, 2015 (the “Agreement”), Executive hereby executes this Release to the Company (herein the “Release”) and, and subject to the provisions of Paragraphs 2, 3 and 4, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and Affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or Affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Executive ever had, now have, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company and its Affiliates, including but not limited to: (1) any and all claims for monetary damages which have been asserted, could have been asserted, or could be asserted now or in the future under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964 as amended, and the Americans with Disabilities Act of 1990 as amended; (2) any and all other claims under federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, the WARN Act, the Family and Medical Leave Act, and the Executive Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended; (3) any and all other claims under any local statutes under which Executive can waive his rights; (4) any and all other claims pursuant to any contracts between Executive and the Company; (5) any common law claims now or hereafter recognized; and (6) all claims for counsel fees and costs.

2. Notwithstanding anything in this Agreement to the contrary, Executive does not waive (i) any entitlements under the terms of the Agreement, (ii) Executive’s existing right to receive accrued benefits under any plans or programs of the Company in which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other than under any Company separation or severance plan or programs), (iii) any claims that, by law, may not be waived and (iv) any right to indemnification under the bylaws of the Company or its Affiliates, or under any directors and officers or other applicable insurance policy, with respect to Executive’s performance of his duties and obligations as an employee, officer or director of the Company or any of its Affiliates.

3. The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable. The Company and Executive agree that nothing in this Release prevents or prohibits Executive from: (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to the Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Executive agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, Executive agrees and acknowledges, however, that Executive is waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent Executive receives any monetary relief in connection with any such charge, action, investigation or proceeding, the Company will be entitled to an offset for the benefits made pursuant to this Release, to the fullest extent provided by law.

4. The Company and Executive further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. Executive retains the right to participate in any such action and to seek any appropriate non-monetary relief. Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Executive or in response to the government and such right is not limited by any non-disparagement claims. The Company and Executive agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and neither the Release nor the Agreement prohibit or interfere with those rights. Notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by Executive or by anyone else on Executive’s behalf.

5. Executive is knowingly and voluntarily waiving and releasing any rights Executive may have to collect monetary damages under the ADEA and the OWBPA. Executive further agrees and represents that: (i) Executive has read carefully the terms of this Release; (ii) Executive has had an opportunity to and has been encouraged to review this Release with an attorney; (iii) Executive understands the meaning and effect of the terms of this Release; (iv) Executive was given as much time as Executive needed to determine whether Executive wished to enter into this Release, that in any event being no fewer than 21 days; (v) the entry into and execution of this Release is of Executive’s own free and constitutes a voluntary act without compulsion of any kind; (vi) no promise or inducement not expressed herein has been made to Executive; (vii) Executive was given consideration in exchange for the Release and that consideration was in addition to anything of value to which Executive was previously entitled; and (viii) Executive has adequate information to make a knowing and voluntary waiver.

6. After delivering a signed copy of this Release to the Company attention of the undersigned, Executive may revoke such acceptance by delivering a letter of revocation to the Company, attention of the undersigned, within seven days thereafter (the “Revocation Period”). This Release shall become effective on the day following the expiration of the Revocation Period if Executive has not exercised the revocation right as indicated in the preceding sentence. If Executive exercises the revocation right, neither Executive nor the Company shall have any obligation hereunder. The Release does not apply to any rights or claims that may arise after the date of termination of Executive’s employment with the Company.

I hereby execute this Release as of             .

Executive

Appendix B

RADIAN GROUP INC.

RESTRICTIVE COVENANTS AGREEMENT

Your Information:

Name:	J. Franklin Hall

Address:	8 Annwood Lane
Cincinnati, OH 45206

Date:	January 1, 2015

Company:	Radian Group Inc., its affiliates, and their respective successors or assigns (collectively, the “Company”)

Address:	Radian Group Inc.
1601 Market Street
Philadelphia, PA 19103

In consideration of your employment with the Company, the compensation the Company has agreed to pay you, and your access to Confidential Information and Trade Secrets (as such terms are defined below), the receipt and sufficiency of which you acknowledge, you agree to this Restrictive Covenants Agreement (this “Agreement”), as follows:

1. Restrictive Covenants.

(a) You acknowledge and agree that, during and after your employment with the Company, you will be subject to, and will comply with, the applicable confidentiality and other terms specified in the Company’s Code of Conduct and Ethics, including terms applicable to former employees. A copy of the Code of Conduct and Ethics has been provided to you and can be accessed on the Company’s intranet. The Code of Conduct and Ethics, including any future revisions to the Code of Conduct and Ethics, are incorporated into and made a part of this Agreement as if fully set forth herein.

(b) You acknowledge and agree that, at all times during your employment and after your employment with the Company terminates for any reason, whether by you or by the Company, you will hold in strictest confidence and will not disclose, use, or publish any Confidential Information and Trade Secrets, except as and only to the extent such disclosure, use, or publication is required during your employment with the Company for you to fulfill your job duties and responsibilities to the Company. At all times during your employment and after your termination of employment, you agree that you shall take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information and Trade Secrets. You hereby assign to the Company any rights you may have or acquire in Confidential Information and Trade Secrets, whether developed by you or others, and you acknowledge and agree that all Confidential Information and Trade Secrets shall be the sole property of the Company and its assigns.

(c) You acknowledge and agree that, during your employment with the Company, and for the 12 month period following your termination of employment for any reason (the “Restricted Period”), you will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves or is related to providing mortgage insurance, financial guaranty insurance, or mortgage outsourcing services (including loan review and/or due diligence, surveillance, REO/Short Sale services, and REO component services) within the United States, and with respect to mortgage outsourcing services, within the United States and Europe. You further agree that, given the nature of the business of the Company, a nationwide geographic scope is appropriate and reasonable.

(d) You acknowledge and agree that during the term of your employment by the Company and during the Restricted Period, you shall not, directly or indirectly through others, (i) hire or attempt to hire any employee of the Company, (ii) solicit or attempt to solicit any employee of the Company to become an employee, consultant or independent contractor to, for or of any other person or business entity, or (iii) solicit or attempt to solicit any employee, or any consultant or independent contractor of the Company to change or terminate his or her relationship with the Company, unless in each case more than six months shall have elapsed between the last day of such person’s employment or service with the Company and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant, or independent contractor is hired or solicited by any entity that has hired or agreed to hire you, such hiring or solicitation shall be conclusively presumed to be a violation of this Agreement; provided, however, that any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire you, or by a headhunter employed by such entity, which does not involve you, shall not be a violation of this Section 1(d).

(e) You covenant and agree that during the term of your employment by the Company and during the Restricted Period, you shall not, either directly or indirectly through others:

(i) solicit, divert, appropriate, or do business with, or attempt to solicit, divert, appropriate or do business with, any customer for whom the Company provided goods or services within 12 months prior to your date of termination or any actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during your employment with the Company, or

(ii) encourage any customer for whom the Company provided goods or services within 12 months prior to your date of termination to reduce the level or amount of business such customer conducts with the Company.

(f) You acknowledge and agree that the business of the Company is highly competitive, that the Confidential Information and Trade Secrets have been developed by the Company at significant expense and effort, and that the restrictions contained in this Section 1 are reasonable and necessary to protect the legitimate business interests of the Company.

(g) For purposes of this Agreement, “Confidential Information” and “Trade Secrets” shall mean information that the Company owns or possesses, that the Company has developed at significant expense and effort, that the Company uses or that is potentially useful in the business of the Company, that the Company treats as proprietary, private, or confidential, and that is not generally known to the public. You further acknowledge that your relationship with the Company is one of confidence and trust such that you are, and may in the future be, privy to Confidential Information and Trade Secrets of the Company.

(h) Because your services are personal and unique and you will have access to, and will become acquainted with, Confidential Information and Trade Secrets, the parties to this Agreement acknowledge and agree that any breach by you of any of the covenants or agreements contained in Section 1 will result in irreparable injury to the Company, for which money damages could not adequately compensate the Company. Therefore, the Company shall have the right (in addition to any other rights and remedies which it may have at law or in equity) to seek to enforce Section 1 and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 1. You agree that in any action in which the Company seeks injunction, specific performance, or other equitable relief, you will not assert or contend that any of the provisions of Section 1 are unreasonable or otherwise unenforceable.

(i) If any portion of the covenants or agreements contained in this Section 1, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 1 is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. The covenants and agreements contained in this Section 1 shall survive the termination of your employment with the Company.

2. Notification. You shall notify, and the Company has the right to notify, any person employing you as to the existence and provisions of this Agreement.

3. Duration; Nature. This Agreement is binding during your employment and shall survive any termination of your employment. This Agreement does not bind the Company or you to any specific period of employment, and shall not be construed in any manner as an employment or consulting agreement or to make your employment other than terminable at will at any time by the Company in its sole discretion.

4. No Conflicts. You are not a party to any existing agreement or employment with an entity that would prevent you from entering into and performing this Agreement in accordance with its terms, including, without limitation, any agreement subjecting you to a non-competition, non-solicitation, or confidentiality covenant, except as identified in Attachment A hereto; and you will not enter into any other agreement that is in conflict with your obligations under this Agreement.

5. Compliance with Law. You acknowledge that the activities of the Company are subject to compliance with applicable laws and regulations. You agree to comply with all applicable laws and to notify your immediate supervisor or superior of any reason to believe that you, the Company, or any other person has violated any law that may affect the Company or your performance of your obligations for the Company.

6. No License. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to you in respect of any Confidential Information or Trade Secrets or other data, tangible property, or intellectual property of the Company.

7. Amendment and Assignment. No modification to any provision of this Agreement will be binding unless it is in writing and signed by both you and the Company. No waiver of any rights under this Agreement will be effective unless in writing signed by the Company. You recognize and agree that your obligations under this Agreement are of a personal nature and are not assignable or delegable in whole or in part by you. The Company may assign this Agreement to any affiliate or to any successor-in-interest (whether by sale of assets, sale of stock, merger, or other business combination). All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and permitted assigns of you and the Company.

8. Governing Law. This validity, construction, interpretation, and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the applicable laws of the state of Delaware, excluding any conflicts or choice of law rule or principle.

9. Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought and prosecuted only in federal or state courts located in the Commonwealth of Pennsylvania, and the parties consent to the exclusive jurisdiction and venue of such courts. You also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY AND INTENDING TO BE LEGALLY BOUND.

Dated:	12/9/2014	/s/ J. Franklin Hall
J. Franklin Hall

Agreed and Acknowledged

RADIAN GROUP INC.

By:	/s/ Anita Scott
	Name:	[Anita Scott]
	Title:	[SR VP HR]

ATTACHMENT A

Set forth below (and attached) are any prior agreements to which I am a party that may interfere with full compliance with this Agreement, and any prior agreements subjecting me to a non-competition, non-solicitation or confidentiality covenant (if none, write “NONE”):

First Financial Bancorp Confidentiality and Nonsolicitation Agreement

Dated:	12/9/2014	/s/ J. Franklin Hall
Name: J. Franklin Hall